Exhibit 99.1




                                                          George Grimsrud
                                                          (847) 576-2346


                                                          FOR RELEASE
                                                          November 5, 1998

                    MOTOROLA DECLARES QUARTERLY DIVIDEND,
          REPLACES EXISTING PREFERRED SHARE PURCHASE RIGHTS AGREEMENT

SCHAUMBURG, Ill. -- Motorola, Inc. (NYSE: MOT) declared a regular quarterly dividend of 12 cents per share, payable January 15, 1999 to stockholders of record December 15, 1998. This will be Motorola's 207th consecutive quarterly dividend.

     The company also announced today that its Board of Directors adopted a new Preferred Share Purchase Rights Agreement to replace the existing plan that expires November 20, 1998. Under the plan, rights will attach to existing shares of common stock at the rate of one right for each share of common stock held by shareholders of record November 20, 1998. The rights will expire in November 2008.

     The plan is designed to help ensure that all Motorola shareholders receive fair treatment in the event of an unsolicited attempt to gain control of the company. The new plan has not been adopted in response to any specific takeover threat, and the Board of Directors is unaware of any effort by a third party to acquire control of the company.

     Each right will entitle a shareholder to buy, under certain circumstances, one unit of preferred stock for $200. The rights generally will be exercisable only if a person or group acquires 10 percent or more of the company's common stock or begins a tender or exchange offer for 10 percent or more of the company's common stock. If a person or group acquires beneficial ownership of 10 percent or more of the company's common stock, all holders of rights, other than the acquiring person or group, will be entitled to purchase the company's common stock (or, in certain cases, common equivalent shares) at a 50 percent discount. Motorola may redeem the new rights at a price of one cent per right at any time before a person or group becomes a 10 percent beneficial owner. A summary of the new rights plan will be mailed to shareholders.

     Motorola is a global leader in advanced electronic systems and services. It liberates the power of technology by creating software-enhanced products that provide integrated customer solutions and Internet access via wireless and satellite communications, as well as computing, networking, and automotive electronics. Motorola also provides essential digital building blocks in the form of embedded semiconductors, controls and systems. Sales in 1997 were $29.8 billion.